Exhibit 99.1

CONTACT:

SatCon Technology Corporation®

Dan Gladkowski

VP, Administration

617-897-2411

SATCON TECHNOLOGY REPORTS FINANCIAL RESULTS

FOR THE YEAR ENDED DECEMBER 31, 2007

Revenues Reach All-time High of $56.6 Million, a 68% Increase

Backlog at $46 Million, up 30% from 2006

“Going Concern” Opinion Removed

Boston, MA — March 27, 2008 — SatCon Technology Corporation© (NASDAQ CM: SATC), a developer and supplier of power management and system architecture solutions for the alternative energy and distributed power markets, today announced its operating results for the quarter and year ended December 31, 2007.

“2007 was an exciting and busy year for SatCon.  Our revenues hit an all time high of $56.6 million,” said David Eisenhaure, President and Chief Executive Officer. “ This change was fueled by the growth in our solar inverter product line of 200%.  Our expectation for the year, that we set at mid-year, was for $55 million in revenue. We exceeded that expectation. We also saw a significant increase in our sales order backlog which grew from $35 million at the end of 2006 to $46 million at the end of 2007, a 30% increase, both of which were driven by our alternative and renewable energy business.”

“In addition, I am pleased to announce that we have recently completed our year-end audit and Vitale, Catorano and Company, our auditors, have decided to remove the ‘going concern’ opinion from our 10-K filing for the year-ended 2007. We take this move very seriously and believe we have the plans in place and the cash and availability to move SatCon to a sustainable company in the near future,” said David Eisenhaure.

Revenues for the 4th quarter ended December 31, 2007, were $15.6 million, compared to $9.6 million in the 4th quarter of 2006, an increase of over 60%.  Driving that growth were revenue increases in photovoltaic inverters of over 142% to $8.0 million compared to $3.3 million for the same period in 2006.

Operating losses for the 4th Quarter of 2007 improved to $3.4 million, as compared to an operating loss of $4.4 million for the fourth quarter of 2006, a $1.0 million reduction.

Revenues for the year ended December 31, 2007 were $56.6 million, compared to $33.7 million in the same period of 2006, an increase of approximately 68%.

Revenues in the Stationary Power Systems Division increased by 134% to $33.0 million for 2007 compared to $14.1 million in 2006.  Driving that growth were increases in photovoltaic PowerGate inverters of over 140% to $21.1 million compared to $8.7 million in 2006. Also included in 2007 results was a high power DC-to-DC converter project, which accounted for an increase of approximately $5 million over 2006.

Operating losses for the year 2007 were reduced by approximately 25% to $11.0 million dollars versus $14.6 million for 2006. These losses in 2007 would have been lower if not for a weakening of the US dollar relative to the Canadian dollar, which cost approximately  $2 million dollars, and losses on two large legacy projects booked in 2004 which also added approximately $2 million dollars.

Direct investment spending in unfunded R&D increased approximately $1.2 million to $3.2 million in 2007 over that of 2006, primarily to support the development of new products in the photovoltaic inverter line and other products throughout the company.

“In 2008 one of our key objectives is to significantly lower our variable manufacturing costs,” continued Eisenhaure.  “The rollout of our new PowerGate Plus inverters for photovoltaic and fuel cell applications will help us achieve this goal.”

He further stated “During the year we entered into a strategic relationship with Rockport Capital Partners and NGP Energy Technology Partners resulting in a preferred stock financing of $25.0 million, for which we used a portion to retire our Senior Convertible Notes and some Warrants from July 2006.  The remainder will be used for general working capital purposes.  We anticipate that this strategic partnership will introduce us to new opportunities in the future, improve our position and reputation within the marketplace and strengthen our resources as we continue to grow in our pursuit of expanding globally into the alternative and renewable energy marketplace”.

“In addition, we also recently signed a Line of Credit with Silicon Valley Bank allowing up to $10 million dollars in borrowings, which will be used to fund working capital needs as we continue to grow the business”, continued Eisenhaure.

“As we look forward to 2008, we believe that our revenues will continue to grow, fueled primarily by the alternative and renewable energy marketplace.  We also believe that our losses will continue to decline as we achieve record revenue levels and improve our gross margins as we continue the rollout of our new PowerGate Plus inverters.”

About SatCon Technology Corporation

SatCon Technology Corporation is a developer and manufacturer of electronics and motors for the Alternative Energy, Hybrid-Electric Vehicle, Grid Support, High Reliability Electronics and Advanced Power Technology markets.  For further information, please visit the SatCon website at www.satcon.com.  SATC-E

Statements made in this document that are not historical facts or which apply prospectively are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the Company’s expectation.  There can be no assurance that the company will continue to maintain this level of new orders or that it can successfully deliver the components and systems ordered.  Additional information concerning risk factors is contained from time to time in the Company’s SEC filings.  The Company expressly disclaims any obligation to update the information contained in this release.

SATCON TECHNOLOGY CORPORATION

CONSOLIDATD BALANCE SHEETS

	December 31,	December 31,
ASSETS	2007	2006
Current assets:
Cash and cash equivalents	$12,615,566	$7,190,827
Restricted cash and cash equivalents	84,000	84,000
Accounts receivable, net of allowance of $211,263 and $792,245 at December 31, 2007 and 2006, respectively	10,462,323	8,549,923
Unbilled contract costs and fees	536,567	267,247
Inventory	17,190,424	7,945,874
Prepaid expenses and other current assets	1,073,194	756,884

Total current assets	$41,962,074	$24,794,755
Property and equipment, net	3,059,651	2,783,900
Goodwill, net	704,362	704,362
Intangibles, net	793,739	1,224,488
Restricted cash	—	1,000,000
Other long-term assets	88,851	69,782

Total assets	$46,608,677	$30,577,287

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of long-term debt	$—	$123,219
Accounts payable	9,153,234	4,538,569
Accrued payroll and payroll related expenses	1,880,867	1,449,185
Other accrued expenses	3,453,883	2,405,447
Accrued contract losses	1,300,000	—
Accrued restructuring costs	—	1,200,326
Current portion of senior secured convertible notes	—	5,500,000
Current portion of warrant liability		436,919
Deferred revenue	8,103,093	5,834,537
Total current liabilities	$23,891,077	$21,488,202

Long-term Senior secured convertible notes, net of current portion	$—	$7,240,482
Long-term warrant liability, net of current portion	3,244,316	2,483,634
Redeemable convertible Series B preferred stock (340 and 345 shares issued and outstanding at December 31, 2007 and 2006, respectively; face value $5,000 per share; liquidation preference $1,700,000 and $1,725,000, respectively.	1,700,000	1,725,000
Other long-term liabilities	133,900	108,049
Total Liabilities	$28,969,293	$33,045,367

Commitments and contingencies (Note L)
Redeemable convertible Series C preferred stock (25,000 shares issued and outstanding at December 31, 2007, face value $1,000 per share, liquidation preference $30,000,000 at December 31, 2007)	13,276,091	—

Stockholders’ equity (deficit):
Common stock; $0.01 par value, 200,000,000 and 100,000,000 shares authorized; 49,803,979 and 40,105,073 shares issued and outstanding at December 31, 2007 and 2006, respectively	498,040	401,051
Additional paid-in capital	180,933,100	156,379,193
Accumulated deficit	(176,757,615)	(158,991,838)
Accumulated other comprehensive loss	(310,232)	(256,486)
Total stockholders’ equity (deficit)	$4,363,293	$(2,468,080)
Total liabilities and stockholders’ equity (deficit)	$46,608,677	$30,577,287

SATCON TECHNOLOGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2007	2006
Revenue:
Product revenue	$47,576,601	$28,766,647
Funded research and development and other revenue	8,994,582	4,990,022

Total revenue	56,571,183	33,756,669

Operating costs and expenses:
Cost of product revenue	44,875,818	27,823,402
Research and development and other revenue expenses:
Funded research and development and other revenue expenses	6,727,122	4,041,137
Unfunded research and development expenses	3,159,184	2,000,271

Total research and development and other revenue expenses	9,886,306	6,041,408
Selling, general and administrative expenses	12,403,952	13,007,946
Amortization of intangibles	350,739	430,959
Gain on sale of assets	—	(399,015)
Restructuring costs	81,644	1,418,928

Total operating costs and expenses	67,598,459	48,323,628

Operating loss	(11,027,276)	(14,566,959)
Change in fair value of notes and warrants	(2,252,264)	(4,191,768)
Other (loss) income, net	(976,776)	41,086
Interest income	280,392	384,394
Interest expense	(3,789,853)	(1,444,764)

Net loss	$(17,765,777)	$(19,778,011)

Deemed dividend and accretion on Series C Preferred Stock	$(11,947,881)	—
Dividend on Series C Preferred Stock	(100,000)	—

Net loss attributable to common stockholders	$(29,813,658)	$(19,778,011)

Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.66)	$(0.50)

Weighted average number of common shares, basic and diluted	45,433,539	39,290,167